Exhibit 4

República Oriental del Uruguay

Ministerio de Economía y Finanzas

Montevideo, July 2, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

United States of America

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with the Republic’s offering pursuant to the registration statement (File no. 333-223463) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act, of (i) an additional U.S.$400,000,000 aggregate principal amount of its 4.375% Bonds due 2031 (the “Reopening 2031 Bonds”) and (ii) Ps. 68,505,600,000 aggregate principal amount of its 3.875% UI Global Bonds due 2040 (the “UI Bonds” and together with the Reopening 2031 Bonds, the “Bonds”) which were issued under an indenture dated as of October 27, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee.

The Registration Statement, as of June 22, 2020, the date on which the most recent Form 18-K/A was filed as an amendment thereto, insofar as they relate to the Bonds (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, are herein called the “Registration Statement”; the related prospectus dated March 6, 2018, included in the Registration Statement, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated June 24, 2020 for the Reopening 2031 Bonds, as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “USD Preliminary Prospectus Supplement;” the preliminary prospectus supplement dated June 24, 2020 for the UI Bonds, as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “UI Preliminary Prospectus Supplement;” the USD Preliminary Prospectus Supplement and the UI Preliminary Prospectus Supplement are together herein called the “Preliminary Prospectus Supplements”; the related prospectus supplement dated June 25, 2020, for the Reopening 2031 Bonds as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “USD Final Prospectus Supplement” and the related prospectus supplement dated June 25, 2020, for the UI Bonds as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “UI Final Prospectus Supplement” and the USD Prospectus Supplement and the UI Prospectus Supplement are together herein called the “Final Prospectus Supplements.” The Base Prospectus and the Preliminary Prospectus Supplements together are herein called the “Pricing Prospectuses,” and the Base Prospectus and the Final Prospectus Supplements together are herein called the “Final Prospectuses.”

In arriving at the opinions expressed below, I have reviewed the following documents:

(i)	The Registration Statement, the Base Prospectus and the Preliminary Prospectus Supplements;

(ii)	copies of the executed Indenture;

(iii)	copies of the Bonds in global form, as executed by the Republic;

(iv)      all relevant provisions of the Constitution of Uruguay and all relevant laws and orders under which the issuance of the Bonds have been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):

1)	the Constitution of República Oriental del Uruguay, in particular Article 85(6),

2)

Law 17,947 dated January 8, 2006 (as amended by Article 266 of Law 18,834 dated November 4, 2011, Articles 735 to 736 of Law 19,355 dated December 19, 2015 and Article 334 of Law 19,670 dated October 15, 2018);

(v)      the following Decree and Resolution of the Republic and of the Ministry of Economy and Finance, respectively, under which the issuance of the Bonds have been authorized (translations of which are attached as exhibits hereto):

1)	Decree No. 176/020 of the Executive Power of the Republic, dated June 18, 2020; and

2)	Resolution of the Ministry of Economy and Finance, dated June 24, 2020;

(vi)      all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2019. In giving such consent, I do not thereby admit that I am expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

[Signature page follows]

Very truly yours,

/s/ Dr. Gonzalo Muñiz Marton

Dr. Gonzalo Muñiz Marton Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

[Signature Page to MEF Post-Effective Legality Opinion]

EXHIBITS

NATIONAL CONSTITUTION English translation of excerpt

English Translation

https://www.impo.com.uy/bases/constitucion/1967-1967/85

Article 85. It is within the scope of the General Assembly:

6) To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Law Nº 17,947

English Translation

http://www.impo.com.uy/bases/leyes/17947-2006

The Senate and the Chamber of Representatives of the Republic of Uruguay having met together as General Assembly

DECREE:

Article 1.-

For the purposes of this law, the Net Public Debt is constituted by the net liabilities—in accordance with the current measurement criteria of the Central Bank of Uruguay—by the Central Government, the Central Bank of Uruguay, the National Railway Administration; the National Fuel, Alcohol, and Portland Administration; the National Port Administration; the National Postal Administration; the National Telecommunications Administration; the National Colonization Institute; the Administration of State Sanitary Works; the National Administration of Electric Works and Transmission; the Social Security Bank and the State Insurance Bank.

For the purposes of determining the net debt, the monetary base shall be included as a liability. (*)

(*) Notes:

Drafting given by: Law No. 18.834 of 04/11/2011 article 266.

Article 2.-

Pursuant to the provisions of numeral 6) of article 85 of the Constitution of the Republic, authorized the Executive Power to issue national public debt provided that the increase in the net public debt at the close of each fiscal year with respect to the last business day of the previous year, do not exceed the following amounts:

A)	16,000,000,000 IU (sixteen billion indexed units) in fiscal year 2015.

B)	21,000,000,000 IU (twenty-one billion indexed units) in 2016.

C)	17,000,000,000 IU (seventeen billion indexed units) in 2017.

D)	16,500,000,000 IU (sixteen thousand five hundred million indexed units) in 2018.

E)	14,000,000,000 IU (fourteen billion indexed units) in 2019.

F)	13,500,000,000 IU (thirteen thousand five hundred million indexed units) as from 2020.

When adverse climatic conditions determine that the National Administration of Electric Works and Transmission (UTE) must assume extraordinary costs for the generation of energy, the ceiling referred to in the previous paragraph may be further increased in up to a maximum of 1.5% (one with five percent) of the Gross Domestic Product (GDP).

In no case, for the purposes set out in this article, the costs extraordinary expenses incurred by UTE, together with the variation of the Energy Stabilization Fund (article 773 of Law No. 18,719, of December 2010) may exceed 1.5% (one with five percent) of the PBI. The Executive Branch shall report to the General Assembly. (*)

(*) Notes:

Drafting given by: Law No. 19.670 of 15/10/2018 article 334.

Article 3.-

The ceilings set forth in the foregoing articles may be adjusted with respect to the amounts that be equivalent of:

A) The increase of net public debt originating in the substantiation of the collateral supplied by the Ministry of Economy and Finance, for the debt that the Mortgage Bank of Uruguay has with the Bank of the Republic of Uruguay, as per the agreement between the Ministry of Economy and Finance and the Bank of the Republic of Uruguay, dated 12 February 2004 and its amendment dated 29 September 2004.-

B) The changes in net debt derived from legal action involving the State as a consequence of the 2002 financial crisis.

C) Changes in net debt derived from the capitalization of public banks, as well as that resulting from modifications of financial asset evaluation, data coverage or reclassification of accounts.

Article 4.- (*)

(*) Notes:

Repealed by: Law No. 19.355 of 12/19/2015 article 737.

Article 5.-

The Executive Branch may exceed 50% (fifty percent) the maximum amount set for a year determined by the first paragraph of Article 2 of this law in those cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without altering the maximum amounts set for the following years. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 735.

Article 6.-

For the purposes of controlling the debt ceilings of net public debt increase at the close of each year, available assets and liabilities denominated in currencies other than the United States dollar will be valued at the prevailing interbank exchange rate at the close of the last business day of the preceding year for the debt contracted prior to that date, and at the interbank exchange rate prevailing at the time of its contracting, if this occurred in the same year. The same criteria will be used for debt denominated in indexed units, based on arbitrations defined by the Central Bank of Uruguay. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Artículo 7.-

During the presentation of accountability bills, the Executive Branch will inform the General Assembly about compliance with the provisions of Article 2 of this law. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Article 8.-

The evaluation of compliance with the provisions of article 2 of this Law at the end of each year, will be performed once the Central Bank of Uruguay publish the corresponding figures. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Sessions Room of the Chamber of Representatives, in Montevideo, on 27 December 2005.

(signed) NORA CASTRO President

MARTI DALGALARRONDO AÑON

Secretary

Presidency of the Republic of Uruguay

MINISTRY OF ECONOMY AND FINANCE

Montevideo, 08 January, 2006

MINISTRY OF ECONOMY AND FINANCE

Nro. 176/020

2020/05/001/60/111 GMM/A-MR

Montevideo, June 18th, 2020

IN VIEW OF: the technical report of the Debt Management Unit of the Ministry of Economy and Finance regarding the access of the Oriental Republic of Uruguay to the international capital market.

AS A RESULT: I) that the report itself recognizes the convenience and opportunity to issue debt securities of the Oriental Republic of Uruguay in the international market and governed by foreign law, denominated in dollars of the United States of America and/or in Uruguayan Pesos and/or in Indexed Units; as well as the possibility of carrying out a possible repurchase and/or swap operation by the Republic of debt securities issued by the Republic, governed by foreign law and/or Uruguayan law, respectively, in advantageous conditions for the Republic.

II) that, in the indicated sense, the Ministry of Economy and Finance, through the Debt Management Unit, has received proposals from first rated financial institutions, which detail the recommendations and indicative terms for executing eventual operations previously indicated.

III) that, of the individual proposal received, proves to be the most convenient the ones those presented by the firms CITIGROUP GLOBAL MARKETS INC., HSBC SECURITIES (USA) INC. and ITAU BBA USA SECURITIES, INC. taking into consideration, among other factors, the financial conditions indicated therein.

WHEREAS: I) that the joint proposal and recommendation submitted by the aforementioned financial institutions is satisfactory.

II) that bidding firms are institutions with important presence and participation in the international capital market and with a successful background in terms of placement of sovereigns’ issuances of public debt securities in those markets.

WITH REGARD TO: what has been advised by the Debt Management Unit of the Ministry of Economy and Finance and what set forth in numeral 7, literal c) of Article 33 of TOCAF 2012; and Law No. 17.947, dated January 8, 2006, amended by article 266 of Law No. 18,834, dated November 4, 2011, articles 735 and 736 of Law No. 19,355, dated December 19, 2015, and article 334 of Law No. 19,670, dated October 15, 2018,

THE PRESIDENT OF THE REPUBLIC

D E C R E E S:

ARTICLE 1.- The issuance of debt securities of the Oriental Republic of Uruguay in the international market, governed by foreign law, for a total amount of up to the equivalent of US $ 2,000:000,000 (two billion dollars of the United States of America), denominated in dollars of the United States of America and/or in Uruguayan Pesos and/or in Indexed Units, in terms of between 5 (five) and 25 (twenty-five) years; for the amounts, conditions, integration modalities and dates determined by the Ministry of Economy and Finance.

The expected issue date will not be later than December 31, 2020.

ARTICLE 2º.- The debt securities to be issued will be nominative and will bear the printed signatures of the Minister of Economy and Finance and the General Accountant of the Nation; They will be placed in the international market in the modality and conditions required in that market.

ARTICLE 3°.- Authorize to use, totally or partially, the proceeds of the present issuance of debt securities of the Republic, for the purposes of the repurchase by the Republic of one or more series of debt securities of the Oriental Republic of Uruguay, including in all cases the accrued interest and unpaid at the date of the repurchase offer, under the conditions indicated by the Ministry of Economy and Finance, in accordance with the offers received according to the offer documents and other documents related to the same to be approved by the aforementioned Secretary of State.

The Ministry of Economy and Finance is authorized to modify the conditions of the repurchase offer while the operation has not concluded.

ARTICLE 4º.- Authorize the exchange of one or more series of debt securities of the Oriental Republic of Uruguay, in the amounts, terms and conditions indicated by the Ministry of Economy and Finance, in accordance with the offers received according to the prospectuses and other documents related to the same to be approved by the aforementioned Secretary of State.

The Ministry of Economy and Finance is authorized to modify the conditions of the exchange offer while the operation has not concluded.

ARTICLE 5º.- Grant, for all cases in which there exist mortgaged public debt securities of those indicated herein in the present in favor of the Oriental Republic of Uruguay, the assent of the Oriental Republic of Uruguay in order that his holders take part of the exchange offer operation foreseen under the present Decree and the public debt securities are replaced mortgaged with the new corresponding public debt securities, staying the mortgaged in the same terms.

ARTICLE 6º.- Interest payments, the repurchase and/or the exchange offer corresponding to the totality of the debt securities referred to in this Decree, as well as the commissions and expenses for any other concept that requires the administration and placement thereof, will be attended by the Central Bank of Uruguay in its capacity as State Financial Agent and through, or through, the Paying Agent (s) appointed or agreed upon.

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ARTICLE 7º.- The issuance of interim or global certificates representative of the debt securities until their final issuance if necessary.

ARTICLE 8°.- The expenses of issuance, printing, listing, fund transfers, commissions, rate and/or currency conversion operations, diffusion of the operation, as well as all other expenses typically necessary for the issuance, administration and placement of these debt securities and eventual repurchase and/or exchange, shall be attributable to the proceeds from the securities placement itself.

ARTICLE 9°.- The Ministry of Economy and Finance shall be instructed to negotiate and sign, on behalf of the Republic, the contracts and documents required for the purposes of the issuance of the Bonds, repurchase and exchange offer transactions established in this Decree.

The Central Bank of Uruguay, in its capacity as State Financial Agent, will carry out all the relevant procedures to make the operations effective.

The representation of the State will be exercised, indistinctly, by the Minister of Economy and Finance, Azucena Arbeleche, the Undersecretary of the Ministry of Economy and Finance, Alejandro Irastorza, and the Director of the Debt Management Unit of that Secretary of State, Herman Kamil.

ARTICLE 10º.- Entrusts Dr. Marcos Álvarez Rego, Dr. Fernando Scelza Martínez and Dr. Gonzalo Muñiz Marton, indifferently, in their status as Legal Advisers of the Ministry of Economy and Finance, the writing and signing of the corresponding legal opinions.

ARTICLE 11°.- Entrusts the General Director of the Ministry of Economy and Finance, Dr. Mauricio di Lorenzo, the Assistant to the General Director of the Secretary, Dr. Gustavo Igarza and the General Accountant of the Nation, Ms. Susana Pesquera, indifferently, the issuance of the relevants proofs and certifications.

ARTICLE 12°.- To be notified, published and filed.

(Signed)	(Signed)
Azucena Arbeleche	Luis Lacalle Pou
President of the Oriental Republic of Uruguay

2020/05/001/60/111 GMM/A-DG

MINISTRY OF ECONOMY AND FINANCE

Montevideo, June 24th, 2020.

IN VIEW OF: the Decree No. 176/020, dated June 18th, 2020.

AS A RESULT: I) that Article 1º of the aforementioned Decree authorizes the issuance of debt securities of the Oriental Republic of Uruguay in the international market, governed by foreign law, for a total amount of up to the equivalent of US$ 2,000:000,000 (two billion dollars of the United States of America), denominated in dollars of the United States of America and/or in Indexed Units and/or in Uruguayan Pesos, in terms of between 5 (five) and 25 (twenty-five) years; for the amounts, conditions, modalities of integration and dates determined by the Ministry of Economy and Finance.

II) that Article 3 of the aforementioned Decree authorizes to use, totally or partially, the proceeds of the issuance of debt securities of the Republic referred to above, for the purposes of the repurchase by the latter of one or more series of debt securities of the Oriental Republic of Uruguay governed by foreign law and/or local law, including in all cases accrued and unpaid interest on the date of the repurchase, in the conditions to be indicated by the Ministry of Economy and Finance, and in accordance to the offers received, to the offer documents and other documents related to it.

III) that Article 4 of the aforementioned Decree authorizes the exchange offer by the Republic of one or more series of debt securities of the Republic, in accordance with the conditions to be indicated by the Ministry of Economy and Finance and the offers received according to the prospectuses and other documents related to it.

IV) that by Article 9 of the aforementioned Decree, the Ministry of Economy and Finance was entrusted to negotiate and sign, on behalf of the Republic, all relevant contracts and documents, and the Minister of Economy and Finance, Azucena Arbeleche, the Under Secretary of the Ministry of Economy and Finance, Alejandro Irastorza, and the Director of the Debt Management Unit of the Ministry of Economy and Finance, Herman Kamil, were designated to exert, indistinctly, the representation of the State in said operations.

WHEREAS: that it corresponds to determine the amounts, conditions, modalities of integration and dates of the operations referred to in “AS A RESULT I)” section of this Resolution; as well to approve the contracts called “Dealer Manager Agreement” and “Underwriting Agreement”, to be signed with CITIGROUP GLOBAL MARKETS INC., HSBC SECURITIES (USA) INC. and ITAU BBA USA SECURITIES, INC., and the document “Offer To Purchase Bonds for Cash”, and other prospectuses and documents necessary to carry out all the aforementioned operations.

WITH REGARD TO: that which has been previously arranged.

THE MINISTRY OF ECONOMY AND FINANCE

R E S O L V E S :

1º) Proceed to the issuance of debt securities of the Oriental Republic of Uruguay in the international market, governed by foreign law, for a total amount of up to the equivalent of US$ 2,000:000,000 (two billion United States dollars of America), according to the conditions detailed in Annexes I and II, which are attached and form an integral part of this Resolution.

2°) To be approved the contracts entitled “Dealer Manager Agreement” and “Underwriting Agreement”, to be subscribed with CITIGROUP GLOBAL MARKETS INC., HSBC SECURITIES (USA) INC. e ITAU BBA USA SECURITIES, INC., and the “Offer to Purchase Bonds for Cash”, attached hereto, as well as the prospectuses and other necessary documents to carry out all the operations set forth in the Decree mentioned in the “IN VIEW OF” section of the present Resolution

3º) Pass to the Debt Management Unit of this Secretary of State for the purposes of the corresponding communication. Fulfilled, file.

(Signed)

Azucena Arbeleche

Minister of Economy and Finance

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ANNEX I

Instrument: Global Bonds in dollars of the United States of America denominated “Global Bonds—2031” (Reopening).

Currency: dollars of the United States of America.

Issuance date: January 23th, 2019.

Reopening date: July 2nd, 2020

Maturity date: January 23th, 2031.

Amortization: payable in the last three (3) years in equal, annual and consecutive installments at maturity.

Description of the Securities:

The issuances of this debt securities were duly ordered by Decrees No. 5/019, dated January 14, 2019 and No. 278/019, dated September 23, 2019, and under the same conditions as those duly established therein, with the exception of the first interest payment date.

The minimum denomination of the denominated “Global Bonds—2031” shall not be less than US$ 1.00 (one dollar of the United States of America).

The interest that the aforementioned Global Bonds will accrue, will be paid every six months in dollars of the United States of America.

The next maturity of interest on the denominated “Global Bonds—2031” will take place on July 23th, 2020.

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ANNEX II

Instrument: Global Bonds in Uruguayan Pesos, denominated “UI Global Bonds – Seventh Series”.

Currency: denominated in UI, payable in dollars of the United States of America.

Issuance date: July 2nd, 2020.

Maturity date: July 2nd, 2040.

Amortization: payable in the last three (3) years in equal, annual and consecutive installments at maturity.

Description of the Securities:

The aforementioned Global Bonds will be adjusted according to the variation in the value of the Unit Indexed, as defined in Law No. 17,761, dated May 12, 2004, payable in dollars of the United States.

The minimum denomination of the denominated “UI Global Bonds—Seventh Series”, shall not be less than $U 1,000.00 (a thousand Uruguayan Pesos).

The interest that the aforementioned UI Global Bonds will accrue, will be paid every six (6) months in United States dollars.

The first maturity of interest on the denominated “UI Global Bonds—Seventh Series” will take place on January 2nd, 2020.